Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Strong Third Quarter 2022 Results; Maintains Full Year 2022 Financial Guidance

– LINZESS® (Iinaclotide) EUTRx prescription demand growth in Q3 2022 increased 10% year-over-year –

– Ironwood and its partner, AbbVie, plan to submit a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for a potential indication in functional constipation in pediatric patients aged 6-17 by the end of 2022 –

– GAAP net income of $50 million and adjusted EBITDA of $69 million; ended Q3 2022 with $574 million in cash and cash equivalents –

– Reiterates 2022 guidance of U.S. LINZESS net sales growth of low single digits %, total Ironwood revenue of $420 to $430 million and adjusted EBITDA of >$250 million –

BOSTON, Mass., November 3, 2022 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today reported its third quarter 2022 results and recent business performance.

“As we approach the end of the year, I am excited about what we have done to support patients living with gastroenterology diseases and the progress made toward realizing our vision to become the leading GI company in the industry,” said Tom McCourt, chief executive officer of Ironwood. “I am pleased to share that the strong performance of LINZESS continues, and we delivered another quarter of double-digit year-over-year prescription demand growth. For the first time, LINZESS exceeded 1 million total prescriptions in a quarter, a remarkable achievement. We believe there is still a significant opportunity to reach appropriate new adult patients and drive additional prescription growth. We also continued to advance our pipeline programs, highlighted by the exciting positive topline data from the Phase III trial of LINZESS in pediatric patients aged 6 to 17 with functional constipation. The results of this study bring us one step closer to being able to potentially expand the clinical utility of LINZESS to this critical but underserved patient population, as there are currently no FDA approved prescription therapies for the treatment of functional constipation in pediatric patients. Looking ahead, we believe our capabilities in GI, strong balance sheet and disciplined capital allocation continue to position our company for growth.”

Third Quarter 2022 Financial Highlights1

(in thousands, except for per share amounts)

	3Q 2022	3Q 2021
Total revenues	$108,637	$103,747
Total operating expenses	40,164	38,576
GAAP net income	50,317	55,845
GAAP net income per share – basic	0.33	0.34
GAAP net income per share – diluted	0.28	0.34
Adjusted EBITDA	68,835	65,456
Non-GAAP net income	50,166	53,608
Non-GAAP net income per share – basic	0.33	0.33
Non-GAAP net income per share – diluted	0.28	0.33

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

Third Quarter 2022 Corporate Highlights

U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the third quarter of 2022 was 44 million LINZESS capsules, a 10% increase compared to the third quarter of 2021, per IQVIA.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $261.1 million in the third quarter of 2022, a 3% increase compared to $252.7 million in the third quarter of 2021.

▪	Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

–	LINZESS commercial margin was 74% in the third quarter of each of 2022 and 2021. See the U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $185.0 million in the third quarter of 2022, compared to $176.2 million in the third quarter of 2021. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $105.2 million in collaboration revenue in the third quarter of 2022 related to sales of LINZESS in the U.S., a 5% increase compared to $100.4 million for the third quarter of 2021. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

U.S. LINZESS Full Brand Collaboration	Three Months Ended September 30,
(in thousands, except for percentages)	2022	2021
LINZESS U.S. net sales as reported by AbbVie	$261,131	$252,650
AbbVie & Ironwood commercial costs, expenses and other discounts	68,499	66,658
Commercial margin	74%	74%
AbbVie & Ironwood R&D Expenses	7,620	9,753
Total net profit on sales of LINZESS	185,012	176,239
Full brand margin	71%	70%

Pipeline Updates

Pediatric Program

•	Ironwood and AbbVie are currently advancing the linaclotide clinical pediatric program to potentially expand the clinical profile of LINZESS (assuming FDA approval).

–	In September 2022, Ironwood reported positive topline data from the Phase III trial of LINZESS (linaclotide) 72 mcg in pediatric patients aged 6-17 with functional constipation. Ironwood, and its partner AbbVie, are planning to submit to the FDA an sNDA by the end of 2022. There are currently no FDA approved prescription therapies for the treatment of functional constipation in pediatric patients.

IW-3300

•	Ironwood is currently advancing IW-3300, a guanylate cyclase-C agonist being developed for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (“IC/BPS”) and endometriosis.

–	Ironwood is continuing study start up activities and plans to finalize the Phase II proof of concept study design in IC/BPS by the end of 2022, with patient enrollment expected in early 2023.

CNP-104

•	Ironwood has a collaboration and license option agreement with COUR Pharmaceuticals Development Company, Inc. (“COUR”). This agreement gives Ironwood an option to acquire an exclusive license to research, develop, manufacture and commercialize, in the U.S., products containing CNP-104 (“CNP-104”), a tolerizing immune modifying nanoparticle, for the treatment of primary biliary cholangitis (“PBC”), a rare autoimmune disease targeting the liver. If successful, CNP-104 has the potential to be the first approved PBC disease modifying therapy.

–	COUR is currently conducting a clinical study for CNP-104 evaluating the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients and remains on track with a data readout estimated in the second half of 2023.

Third Quarter Financial Results

•	Total Revenues. Total revenues in the third quarter of 2022 were $108.6 million, compared to $103.7 million in the third quarter of 2021.

–	Total revenues in the third quarter of 2022 consisted of $105.2 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $3.4 million in royalties and other revenue. Total revenues in the third quarter of 2021 consisted of $100.4 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $3.3 million in linaclotide royalties and other revenue.

•	Operating Expenses. Operating expenses in the third quarter of 2022 were $40.2 million, compared to $38.6 million in the third quarter of 2021.

–	Operating expenses in the third quarter of 2022 consisted of $28.6 million in selling, general and administrative (“SG&A”) expenses, and $11.6 million in research and development (“R&D”) expenses. Operating expenses in the third quarter of 2021 consisted of $27.7 million in SG&A expenses and $10.9 million in R&D expenses.

•	Interest Expense. Interest expense was $1.5 million in the third quarter of 2022 in connection with Ironwood’s convertible senior notes, which included $1.1 million in cash expense and $0.4 million in non-cash expense. Interest expense recorded in the third quarter of 2021 in connection with Ironwood’s convertible senior notes was $7.8 million, which included $1.8 million in cash expense and $6.0 million in non-cash expense. The reduction in non-cash interest expense in the third quarter of 2022 primarily relates to the adoption of ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) on January 1, 2022, which impacts the accounting for Ironwood’s convertible senior notes.

•	Interest and Investment Income. Interest and investment income was $2.8 million in the third quarter of 2022, compared to $0.2 million in the third quarter of 2021.

•	Gain on Derivatives. Ironwood recorded a gain on derivatives of $0.2 million in the third quarter of 2022, as a result of the change in fair value of its note hedge warrants. Ironwood recorded a gain on derivatives of $2.2 million in the third quarter of 2021, as a result of the change in fair value of its convertible note hedges and note hedge warrants.

•	Income Tax Expense. Ironwood recorded $19.6 million of income tax expense in the third quarter of 2022, the majority of which was non-cash, as Ironwood continues to utilize net operating losses to offset taxable income for federal purposes and in many states. Ironwood recorded $3.8 million of income tax expense in the third quarter of 2021.

•	GAAP Net Income. GAAP net income was $50.3 million, or $0.33 per share (basic) and $0.28 per share (diluted), in the third quarter of 2022 compared to GAAP net income of $55.8 million, or $0.34 per share (basic and diluted) in the third quarter of 2021.

•	Non-GAAP Net Income. Non-GAAP net income was $50.2 million, or $0.33 per share (basic) and $0.28 per share (diluted), in the third quarter of 2022, compared to non-GAAP net income of $53.6 million, or $0.33 per share (basic and diluted) in the third quarter of 2021.

Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, and the release of the company’s valuation allowance against the majority of deferred tax assets in the second quarter of 2021. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $68.8 million in the third quarter of 2022, compared to $65.5 million in the third quarter of 2021.

–	Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. See Non-GAAP Financial Measures below.

•	Cash Flow Highlights. Ironwood ended the third quarter of 2022 with $574.2 million of cash and cash equivalents.

–	Ironwood generated $69.1 million in cash from operations in the third quarter of 2022, compared to $75.1 million in cash from operations in the third quarter of 2021.

•	Ironwood 2022 Financial Guidance. In 2022, Ironwood continues to expect:

2022 Guidance
U.S. LINZESS Net Sales Growth	Low single digits %
Total Revenue	$420 to $430 million
Adjusted EBITDA[1]	>$250 million

1 Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. For purposes of this guidance, Ironwood has assumed that it will not incur material expenses related to business development activities in 2022.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude the impact of net gains and losses on derivatives related to Ironwood’s 2022 Convertible Notes that are required to be marked-to-market, restructuring expenses, and the release of the company’s valuation allowance against the majority of deferred tax assets in the second quarter of 2021. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to Ironwood’s 2022 Convertible Notes were highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	The income tax benefit associated with the valuation allowance release in the second quarter of 2021 was a non-cash, non-recurring accounting recognition event, and does not affect the company’s ability to utilize its historical net operating losses and tax credit carryforwards to offset future taxable income.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, November 3, 2022 to discuss its third quarter 2022 results and recent business activities. Individuals interested in participating in the call should dial (888) 330-2384 (U.S. and Canada) or (240) 789-2701 (international) using conference ID number and event passcode 4671230. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on November 3, 2022 running through 11:59 p.m. Eastern Time on November 17, 2022. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) or (647) 362-9199 (international) using conference ID number 4671230. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD), an S&P SmallCap 600® company, is a leading gastrointestinal (GI) healthcare company on a mission to advance the treatment of GI diseases and redefine the standard of care for GI patients. We are pioneers in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). Under the guidance of our seasoned industry leaders, we continue to build upon our history of GI innovation and challenge what has been done before to shape what the future holds. We keep patients at the heart of our R&D and commercialization efforts to reduce the burden of GI diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on Twitter and on LinkedIn.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of adult patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated GC-C agonism resulting in mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated GC-C agonism resulting in mortality within the first 24 hours due to dehydration. There was no age-dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning: http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute its mission; Ironwood’s strategy, business, financial position and operations; Ironwood’s ability to drive growth and profitability; the demand, development, commercial availability and commercial potential of linaclotide and the drivers, timing, impact and results thereof; Ironwood’s continued focused investments and commitment to reaching new patients to drive prescription demand growth moving forward; the potential indications for, and benefits of, linaclotide; financial performance and results, and guidance and expectations related thereto, including expectations related to LINZESS U.S. net sales growth, total revenue and adjusted EBITDA in 2022; Ironwood’s plans to maximize LINZESS growth via commercial innovation and lifecycle management; the progress of our ongoing clinical trials and the timing of related data readouts; the plan and timing to submit an sNDA to the FDA for a potential indication in functional constipation in pediatric patients aged 6-17; the potential of IW-3300 as a treatment of visceral pain conditions and the size of the IC/BPS and endometriosis populations; the size of estimated U.S. population affected by PBC; and the potential of CNP-104 to be the first PBC disease modifying therapy. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, CNP-104 and our product candidates; the risk that clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that we may elect to not exercise our option to acquire the exclusive license for CNP-104; the risk that the development of either our clinical pediatric programs in IBS-C and functional constipation in 6 to 17 year-olds, CNP-104 and/or IW-3300 is not successful or that any of our product candidates is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the impact of the COVID-19 pandemic; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2021, and in our subsequent Securities and Exchange Commission filings.

Investors:

Greg Martini, 617-374-5230

gmartini@ironwoodpharma.com

Matt Roache, 617-621-8395

mroache@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$574,188	$620,129
Accounts receivable, net	116,545	114,042
Prepaid expenses and other current assets	7,011	8,689
Restricted cash, short-term	1,250	1,250
Convertible note hedges	-	1,115
Total current assets	698,994	745,225
Restricted cash, net of current portion	485	485
Accounts receivable, net of current portion	14,439	23,998
Property and equipment, net	6,660	7,575
Operating lease right-of-use assets	14,365	15,350
Deferred tax assets	304,538	333,294
Other assets	863	1,000
Total assets	$1,040,344	$1,126,927
Liabilities and Stockholders’ Equity
Accounts payable	$795	$935
Accrued research and development costs	5,673	15,896
Accrued expenses and other current liabilities	17,598	23,566
Current portion of operating lease liabilities	3,050	3,127
Current portion of convertible senior notes	-	116,858
Note hedge warrants	1	1,316
Total current liabilities	27,117	161,698
Convertible senior notes, net of current portion	395,850	337,333
Operating lease liabilities, net of current portion	17,087	18,484
Other liabilities	9,227	3,501
Total stockholders’ equity	591,063	605,911
Total liabilities and stockholders’ equity	$1,040,344	$1,126,927

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Collaborative arrangements revenue	$108,637	$103,747	$303,397	$295,798
Sale of active pharmaceutical ingredient	-	-	-	825
Total revenues	108,637	103,747	303,397	296,623
Operating expenses:
Research and development	11,545	10,907	33,819	38,554
Selling, general and administrative	28,619	27,742	87,604	82,446
Restructuring expenses	-	(73)	-	(44)
Total operating expenses	40,164	38,576	121,423	120,956
Income from operations	68,473	65,171	181,974	175,667
Other (expense) income:
Interest expense	(1,524)	(7,841)	(6,072)	(23,199)
Interest and investment income	2,807	178	4,055	546
Gain on derivatives	151	2,164	200	1,388
Other expense, net	1,434	(5,499)	(1,817)	(21,265)
Income before income taxes	69,907	59,672	180,157	154,402
Income tax (expense) benefit	(19,590)	(3,827)	(53,959)	332,672
GAAP net income	$50,317	$55,845	$126,198	$487,074

GAAP net income per share—basic	$0.33	$0.34	$0.82	$3.01

GAAP net income per share—diluted	$0.28	$0.34	$0.69	$2.97

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net income	$50,317	$55,845	$126,198	$487,074
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(151)	(2,164)	(200)	(1,388)
Restructuring expenses	-	(73)	-	(44)
Valuation allowance release	-	-	-	(337,800)
Non-GAAP net income	$50,166	$53,608	$125,998	$147,842

A reconciliation between basic net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net income per share –basic	$0.33	$0.34	$0.82	$3.01
Adjustments to GAAP net income per share (as detailed above)	-	(0.01)	-	(2.10)
Non-GAAP net income per share –basic	$0.33	$0.33	$0.82	$0.91

Weighted average number of common shares used to calculate net income per share — basic	153,066	162,742	154,713	161,892

A reconciliation between diluted net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net income per share –diluted	$0.28	$0.34	$0.69	$2.97
Adjustments to GAAP net income per share (as detailed above)	-	(0.01)	-	(2.07)
Non-GAAP net income per share –diluted	$0.28	$0.33	$0.69	$0.90

Weighted average number of common shares used to calculate net income per share — diluted[1]	184,465	165,242	186,504	163,930

1 Following the adoption of ASU 2020-06 on January 1, 2022, the dilutive impact of Ironwood’s convertible senior notes is determined using the if-converted method. As a result of this change, the weighted average number of common shares used to calculate diluted net income per share includes approximately 29.9 million shares related to the assumed conversion of the 2024 and 2026 convertible senior notes. Under the modified retrospective transition method elected by the Company in connection with the adoption of ASU 2020-06, diluted earnings per share for prior fiscal periods is not required to be restated.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net income	$50,317	$55,845	$126,198	$487,074
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(151)	(2,164)	(200)	(1,388)
Restructuring expenses	-	(73)	-	(44)
Interest expense	1,524	7,841	6,072	23,199
Interest and investment income	(2,807)	(178)	(4,055)	(546)
Income tax expense (benefit)	19,590	3,827	53,959	(332,672)
Depreciation and amortization	362	358	1,078	1,164
Adjusted EBITDA	$68,835	$65,456	$183,052	$176,787

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
LINZESS U.S. net sales as reported by AbbVie[2]	$261,131	$252,650	$741,816	$727,301
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	68,499	66,658	205,878	197,608
Commercial profit on sales of LINZESS	$192,632	$185,992	$535,938	$529,693
Commercial Margin[4]	74%	74%	72%	73%

Ironwood’s share of net profit	96,316	92,996	267,969	264,846
Reimbursement for Ironwood’s commercial expenses	8,908	7,397	26,026	21,803
Ironwood’s collaborative arrangement revenue[2]	$105,224	$100,393	$293,995	$286,649

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
LINZESS U.S. net sales as reported by AbbVie[2]	$261,131	$252,650	$741,816	$727,301
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	68,499	66,658	205,878	197,608
AbbVie & Ironwood R&D Expenses[4]	7,620	9, 753	24,000	28,400
Total net profit on sales of LINZESS	$185,012	$176,239	$511,938	$501,293

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.